TIMET REACHES LABOR ACCORD IN TORONTO, OHIO

DALLAS, TEXAS . . . May 5, 2008 . . . Titanium Metals Corporation (TIMET) (NYSE: TIE) announced that the hourly production and maintenance workforce and the hourly clerical and technical workforce at its titanium mill products facility in Toronto, Ohio ratified a new, three-year labor agreement terminating July 1, 2011.  The new agreement provides for wage and benefit increases, including certain changes to the incentive compensation program, and retains the existing limitation on participation in post retirement benefits (OPEB) and defined benefit plans.

The statements in this release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information. Forward-looking statements can be identified by the use of words such as "believes," "intends," "may," "will," "should," "could," "anticipates," "expects," "estimates" or comparable terminology or by discussions of strategy or trends. Although TIMET believes that the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct. Such statements by their nature involve risks and uncertainties, including, but not limited to, the cyclicality of the titanium metals and commercial aerospace industries, global economic and political conditions, changes in global productive capacity, the performance of TIMET, its customers and suppliers under long-term agreements, changes in customer inventory levels, changes in product pricing and costs, changes in foreign currency exchange rates, availability of raw materials, competitive products, strategies and technologies, operating interruptions (including, but not limited to, labor disputes, fires, explosions, unscheduled downtime, transportation interruptions, war and terrorist activities), the outcome of litigation and other risks and uncertainties detailed in the TIMET's Securities and Exchange Commission filings. Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected. TIMET disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

TIMET, headquartered in Dallas, Texas, is a leading worldwide producer of titanium metal products.  Information on TIMET is available on its website at www.timet.com .

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